Exhibit 99.1

Press Release

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700 F: 617.621.0431
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Reports Financial Results for the First Quarter of 2005

CAMBRIDGE, MA — May 10, 2005 – Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA), a biotechnology company developing drugs based on its proprietary sugar sequencing technology, today announced its financial results for the first quarter ended March 31, 2005.

For the first quarter 2005, the Company reported a net loss of $3.8 million compared with a net loss of $2.6 million for the same period last year.

“Our progress on our lead product, M-Enoxaparin, has continued during the past quarter,” said Alan Crane, Chairman and Chief Executive Officer.  “We continue to target an ANDA filing during mid-2005.  We believe that our proprietary technology and understanding of complex sugars provide us with a competitive advantage in demonstrating to the FDA that our generic product meets FDA requirements for chemical sameness.”

M-Enoxaparin is a technology enabled generic version of the low molecular weight heparin drug Lovenox®.  Marketed by Sanofi-Aventis, Lovenox® is widely prescribed for the prevention and treatment of deep vein thrombosis and treatment of acute coronary syndromes.  Lovenox® is by far the largest selling low molecular weight heparin, with worldwide sales in 2004 of about $2.4 billion and U.S. market share of approximately 85%.

“We have also continued to advance our other programs, including glycoproteins, M-Dalteparin, M118, drug delivery and oncology.

Our goal is to build depth in our pipeline during the remainder of 2005, both in terms of additional near-term, technology enabled generics and novel products.  We remain on schedule to file an ANDA for M-Dalteparin and an IND for M118 with the FDA in mid-2006,” continued Mr. Crane.

At March 31, 2005, the Company held cash, cash equivalents, and marketable securities of $50.4 million, compared with $53.6 million at December 31, 2004.

The Company reported revenue under its collaborative agreement with Sandoz, an affiliate of Novartis AG, of $3.8 million for the first quarter 2005, versus $1.0 million for the same period in 2004.  Under the collaboration, Momenta and Sandoz have agreed to jointly develop, manufacture, and commercialize M-Enoxaparin, and Sandoz is responsible for funding substantially all of the development, regulatory, legal and commercialization costs associated with M-Enoxaparin.

Research and development expenses for the first quarter 2005 were $5.3 million, compared to $2.2 million for the same period in 2004.  The increase in research and development spending was primarily due to increased headcount and increased expenses associated with the M-Enoxaparin program.

General and administrative expenses for the first quarter 2005 totaled $2.5 million, compared with $1.4 million for the same period in 2004.  The increase in general and administrative spending was primarily due to increased professional fees, increased headcount and additional insurance coverage and other public company costs.

Conference Call Information

Management will host a conference call on Tuesday, May 10, 2005 at 10:00 am EDT to provide an update on the Company and discuss first quarter results. To access the call, please dial 888-396-2384 (domestic) or 617-847-8711 (international) prior to the scheduled conference call time and provide the access code 32935345. A replay of the call will be available approximately 2 hours after the call and will be accessible through May 17, 2005. To access the replay, please dial 888-286-8010 (domestic) or                        617-801-6888 (international) and provide the access code 79814655.

A live audio webcast of the call will be available on the “Investors” section of the Company’s website, www.momentapharma.com.  Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Momenta website approximately two hours after the call and will be available through June 10, 2005.

About Momenta

Momenta Pharmaceuticals, Inc. is a biotechnology company specializing in the detailed structural analysis and design of complex sugars for the development of improved versions of existing drugs, the development of novel drugs and the discovery of new biological processes.  Momenta is also utilizing its ability to sequence sugars to create technology-enabled generic versions of sugar-based and biologic drug products.  The Company’s most advanced product candidate is M-Enoxaparin, a technology-enabled generic version of Lovenox®.  Based on its understanding of complex sugars, Momenta has created a diversified pipeline of near-term product opportunities, novel development products and discovery candidates.  Momenta was founded in 2001 and is headquartered in Cambridge, MA.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Forward Looking Statements

Statements in this press release regarding Momenta Pharmaceuticals Inc.’s future expectations, beliefs, goals, plans or prospects, including statements relating to results of operations, regulatory filings and future development efforts, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Momenta’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in Momenta’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission under the section ”Risk Factors That May Affect Results,” as well as other documents that may be filed by Momenta from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding Momenta’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will”, and “would” or similar words.  Momenta assumes no obligations to update the information included in this press release.

Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Balance Sheets

(in thousands)

	March 31, 2005	December 31, 2004
Assets
Cash and marketable securities	$50,411	$53,621
Restricted cash	1,485	1,485
Other assets	8,533	9,224
Total assets	$60,429	$64,330
Liabilities and Stockholders’ Equity
Current liabilities	$5,479	$5,962
Other liabilities	1,205	1,375
Stockholders’ equity	53,745	56,993
Total liabilities and stockholders’ equity	$60,429	$64,330

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2005	2004

Collaboration revenue	$3,773	$1,037
Operating expenses:
Research and development*	5,289	2,240
General and administrative*	2,540	1,409
Total operating expenses	7,829	3,649
Loss from operations	(4,056)	(2,612)

Other income, net	286	30
Net loss	(3,770)	(2,582)

Deemed dividend related to beneficial conversion feature of Series C redeemable convertible preferred stock	—	(20,389)

Dividends and accretion to redemption value of redeemable convertible preferred stock	—	(817)

Net loss attributable to common stockholders	$(3,770)	$(23,788)

Basic and diluted net loss per share attributable to common stockholders	$(0.15)	$(9.04)

Shares used in computing basic and diluted net loss per share attributable to common stockholders	24,866	2,631

*Includes stock-based compensation of the following:

Research and development	$114	$91
General and administrative	313	317
Total stock-based compensation	$427	$408

Contact:

Michael A. Lawless

Momenta Pharmaceuticals, Inc.

617-395-5189